Exhibit 99.1

MEDIA CONTACT	Charles F. Avery, Jr.
TELEPHONE	(800) 458-2235
FOR IMMEDIATE RELEASE	November 2, 2015

FreightCar America, Inc. Reports Third Quarter 2015 Results

Highlights

•	Net income of $14.8 million, or $1.20 per diluted share

•	Third quarter pre-tax gain on sale of the railcar repair and maintenance services business of $4.6 million, or $0.24 per diluted share, after tax

•	Revenue of $241.1 million on deliveries of 2,846 units

•	Orders for 1,008 railcars received during the quarter

•	Backlog totaling 12,237 railcars valued at $1.12 billion

Chicago, IL, November 2, 2015 — FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the third quarter ended September 30, 2015, with revenues of $241.1 million and net income of $14.8 million, or $1.20 per diluted share. Third quarter 2015 results included a pre-tax gain of $4.6 million, or $0.24 per diluted share on an after-tax basis, related to the sale of the railcar repair and maintenance services business completed on September 30, 2015 for $20.0 million in cash and the assumption of certain liabilities by the purchaser. For the third quarter of 2014, the Company reported revenues of $190.3 million and net income of $6.4 million, or $0.53 per diluted share, of which $0.05 per diluted share related to the gain on sale of the Clinton, Indiana, repair facility. Revenues were $235.6 million with net income of $7.4 million, or $0.60 per diluted share, in the second quarter of 2015.

President and Chief Executive Officer Joe McNeely commented, “Our third quarter earnings grew significantly both year over year and sequentially, a result of higher railcar deliveries and a stronger manufacturing margin. During the quarter, we saw operational improvements throughout our organization, including at the Shoals facility, where production continued to ramp up. The sale of the railcar repair and maintenance services business during the quarter will allow us to increase our focus on the railcar manufacturing, parts and leasing businesses, while continuing to diversify our railcar portfolio and striving for greater productivity gains throughout the Company.”

McNeely concluded, “Looking forward, we expect our full year 2015 deliveries to be between 9,000 and 9,500 railcars. The Company is well positioned with a backlog of just over 12,000 railcars, which consists almost exclusively of non-coal cars. Supported by orders in the backlog, we are planning deliveries of between 7,000 and 8,000 railcars in 2016, as we do not see any meaningful coal car orders in the near term to replace the coal car rebuild program that is concluding this year.”

The Company delivered 2,846 railcars in the third quarter of 2015, which included 2,076 new and 770 rebuilt railcars. This compares to 2,354 railcars delivered in the third quarter of 2014, which included 1,554 new and 800 rebuilt cars. There were 2,611 railcars delivered in the second quarter of 2015, of which 1,861 were new and 750 were rebuilds. Total manufacturing backlog was 12,237 units at September 30, 2015, compared to 13,514 units at September 30, 2014 and 14,075 units at June 30, 2015. Non-coal cars comprised 11,522 units, or 94% of the total backlog, at September 30, 2015, compared to 8,914 units, or 66% of the total backlog, at September 30, 2014 and 12,158 units, or 86% of the total backlog, at June 30, 2015.

The Manufacturing segment had revenues of $233.3 million in the third quarter of 2015, compared to $181.5 million for the same period of 2014 and $227.0 million in the second quarter of 2015. The Manufacturing segment operating income was $25.8 million in the third quarter of 2015, compared to $16.2 million in the third quarter of 2014 and $17.2 million for the second quarter of 2015.

Revenues for the Services segment were $7.8 million in the third quarter of 2015, compared to $8.8 million in the third quarter of 2014 and $8.6 million in the second quarter of 2015. The Services segment operating income was $5.2 million in the third quarter of 2015, compared to $1.6 million in the third quarter of 2014 and $1.5 million in the second quarter of 2015. Services segment operating income in the third quarter of 2015 included a pre-tax gain of $4.6 million related to the sale of the railcar repair and maintenance services business, while Services segment operating income in the third quarter of 2014 included a pre-tax gain of $1.1 million related to the sale of the Clinton, Indiana repair facility.

Cash, cash equivalents, marketable securities and restricted cash were $131.9 million as of September 30, 2015, compared to $167.5 million as of December 31, 2014. The decrease was driven primarily by an increase in inventory to support production requirements and utilization of a customer deposit, partially offset by the receipt of net cash proceeds of $17.6 million related to the sale of the railcar repair and maintenance services business and the receipt of $15.7 million associated with Alabama state and local incentives.

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The Company will host a conference call and live webcast on Tuesday, November 3, 2015 at 11:00 a.m. (Eastern Standard Time) to discuss the Company’s third quarter 2015 financial results. To participate in the conference call, please dial (800) 700-7860, Confirmation Number 371914. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 371914

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at 1-888-793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call. An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Standard Time) on November 3, 2015 until 11:59 p.m. (Eastern Standard Time) on December 3, 2015. To access the replay, please dial (800) 475-6701. The replay pass code is 371914. An audio replay of the call will be available on the Company’s website within two days following the earnings call.

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FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its JAIX Leasing Company subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and boxcars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Danville, Illinois; Grand Island, Nebraska; Johnstown, Pennsylvania; and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

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FreightCar America, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2015	2014
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$94,997	$113,532
Restricted cash and restricted certificates of deposit	6,896	6,015
Marketable securities	30,009	47,961
Accounts receivable, net	28,824	4,086
Inventories, net	141,676	82,259
Inventory on lease	—	116
Other current assets	8,300	7,057
Deferred income taxes, net	10,214	12,139

Total current assets	320,916	273,165
Property, plant and equipment, net	44,055	43,239
Railcars available for lease, net	16,126	22,897
Goodwill	21,521	22,128
Deferred income taxes, net	22,883	21,553
Other long-term assets	2,900	2,270

Total assets	$428,401	$385,252

Liabilities and Stockholders’ Equity
Current liabilities
Accounts and contractual payables	$59,136	$34,010
Accrued payroll and employee benefits	6,565	6,462
Accrued postretirement benefits	409	409
Accrued warranty	9,305	8,742
Customer deposits and deferred revenue	11,074	43,977
Income taxes payable	7,308	—
Other current liabilities	7,458	4,725

Total current liabilities	101,255	98,325
Accrued pension costs	6,665	7,210
Accrued postretirement benefits, less current portion	75,460	73,474
Deferred income – state and local incentives, long-term	12,722	—
Accrued taxes and other long-term liabilities	10,699	7,548

Total liabilities	206,801	186,557

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	93,488	100,303
Treasury stock, at cost	(17,623)	(29,971)
Accumulated other comprehensive loss	(23,486)	(24,017)
Retained earnings	169,094	152,253

Total stockholders’ equity	221,600	198,695

Total liabilities and stockholders’ equity	$428,401	$385,252

FreightCar America, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In thousands, except for share and per share data)
Revenues	$241,114	$190,280	$569,555	$386,054
Cost of sales	212,064	171,461	514,146	359,333

Gross profit	29,050	18,819	55,409	26,721
Selling, general and administrative expenses	10,706	9,215	30,473	26,296
Gain on sale of railcars available for lease	—	(635)	(1,187)	(653)
Gain on sale of railcar repair and maintenance services business and facility	(4,578)	(1,078)	(4,578)	(1,078)

Operating income	22,922	11,317	30,701	2,156
Interest expense and deferred financing costs	(56)	(284)	(184)	(854)
Other income	8	7	91	48

Income before income taxes	22,874	11,040	30,608	1,350
Income tax provision	8,047	4,608	10,457	252

Net income	$14,827	$6,432	$20,151	$1,098

Net income per common share — basic	$1.20	$0.53	$1.65	$0.09

Net income per common share — diluted	$1.20	$0.53	$1.64	$0.09

Weighted average common shares outstanding—basic	12,241,211	12,007,970	12,153,313	11,999,150

Weighted average common shares outstanding—diluted	12,241,426	12,108,397	12,207,432	12,088,728

Dividends declared per common share	$0.09	$0.06	$0.27	$0.18

FreightCar America, Inc.

Condensed Segment Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In thousands)
Revenues:
Manufacturing	$233,294	$181,490	$545,407	$358,248
Services	7,820	8,790	24,148	27,806

Consolidated revenues	$241,114	$190,280	$569,555	$386,054

Operating Income (Loss):
Manufacturing	$25,817	$16,185	$44,910	$18,584
Services(1)	5,229	1,633	7,917	2,277
Corporate	(8,124)	(6,501)	(22,126)	(18,705)

Consolidated operating income	$22,922	$11,317	$30,701	$2,156

(1)	Results for each of the three and nine month periods ended September 30, 2015 included a $4.6 gain on sale of the Company’s railcar repair and maintenance services business. Three and nine month periods ended September 30, 2014 included a $1.1 million gain on sale of the Company’s closed repair and maintenance facility.

FreightCar America, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2015	2014
	(In thousands)
Cash flows from operating activities
Net income	$20,151	$1,098
Adjustments to reconcile net income to net cash flows used in operating activities:
Depreciation and amortization	7,551	7,481
Recognition of deferred income from state and local incentives	(883)	—
Gain on sale of railcars available for lease	(1,187)	(653)
Gain on sale of railcar repair and maintenance services business and facility	(4,578)	(1,078)
Deferred income taxes	296	116
Stock-based compensation expense recognized	1,686	1,576
Other non-cash items, net	1,555	795
Changes in operating assets and liabilities:
Accounts receivable	(27,514)	(29,500)
Inventories	(63,488)	(37,509)
Inventory on lease	116	(8,721)
Other assets	(1,307)	(4,380)
Accounts and contractual payables	25,180	47,922
Accrued payroll and employee benefits	295	1,280
Income taxes receivable/payable	8,050	870
Accrued warranty	563	1,734
Customer deposits and other liabilities	(29,471)	(90,794)
Accrued pension costs and accrued postretirement benefits	1,972	1,422

Net cash flows used in operating activities	(61,013)	(108,341)

Cash flows from investing activities
Restricted cash withdrawals	—	2,782
Restricted cash deposits	—	(1,017)
Purchase of restricted certificates of deposit	(2,165)	—
Maturity of restricted certificates of deposit	1,284	—
Purchase of securities held to maturity	(17,997)	(50,974)
Proceeds from maturity of securities	36,004	42,002
Proceeds from sale of property, plant and equipment and railcars available for lease	7,654	5,907
Proceeds from sale of railcar repair and maintenance services business and facility	17,589	2,124
Purchases of property, plant and equipment	(16,161)	(8,248)
State and local incentives received	15,733	—

Net cash flows provided by (used in) investing activities	41,941	(7,424)

Cash flows from financing activities
Stock option exercise	4,885	143
Employee stock settlement	(1,051)	(224)
Excess tax benefit from stock-based compensation	13	—
Cash dividends paid to stockholders	(3,310)	(2,171)
Reduction in customer advance for production of leased railcars	—	(1,035)

Net cash flows provided by (used in) financing activities	537	(3,287)

Net decrease in cash and cash equivalents	(18,535)	(119,052)
Cash and cash equivalents at beginning of period	113,532	145,506

Cash and cash equivalents at end of period	$94,997	$26,454